Exhibit 99.1
Contact:
 Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
InterMune Earns Development Milestone
In HCV Protease Inhibitor Collaboration with Roche
— $15 million development milestone payment to InterMune —
— Roche to lead ITMN-191 program in Phase 2 —
BRISBANE, Calif., Sept. 2, 2008 — InterMune, Inc. (Nasdaq: ITMN) today announced that InterMune has earned a $15 million development milestone under its development collaboration with Roche for the hepatitis C virus (HCV) NS3 protease inhibitor compound ITMN-191 (referred to as R7227 at Roche), currently in a Phase 1b clinical trial in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin).
Under the terms of their 2006 collaboration agreement, the clinical program for ITMN-191 is now being transitioned to Roche which, starting in Phase 2, will have primary responsibility for completing the global development and registration program.
Nick Cammack, Ph.D., Global Head of the Virology Disease Biology Area, Roche, said, “Protease inhibition is a crucial aspect of our HCV strategy, which is focused on developing clinically differentiated medicines for patients. Our continued enthusiasm for ITMN-191/R7227 underscores our confidence in InterMune and we now plan to rapidly move the program into Phase 2 development.”
Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “We are very pleased to have led the preclinical development, conducted three Phase 1 clinical trials and with Roche, optimized the manufacturing of ITMN-191 active pharmaceutical ingredient (API) since the collaboration was announced less than two years ago. We look forward to the continued strong relationship with Roche as we together develop protease inhibitor therapies in combination with current standard of care and with other direct antiviral agents.”

About the Roche/InterMune Collaboration
 In October 2006, Roche and InterMune announced an exclusive worldwide collaboration to develop and commercialize products from InterMune’s HCV protease inhibitor program, including ITMN-191. The companies also collaborate on a research program to identify, develop and commercialize novel second-generation HCV protease inhibitors.
At closing, InterMune received from Roche an upfront payment of $60 million, and in 2007 received a $10 million manufacturing milestone and a $10 million development milestone. In addition to the $15 million milestone being announced today, assuming the continued successful development and commercialization of ITMN-191 in the United States and other countries, InterMune could potentially receive up to an additional $435 million in milestones.
Roche funds 67% of the global development costs of ITMN-191. The companies will co-commercialize the product in the United States and share profits on a 50/50 basis. InterMune will receive royalties outside the United States.
Roche has rights to other HCV protease inhibitor development candidates resulting from the research collaboration. The economic terms for ITMN-191 also apply to additional compounds that InterMune and Roche may develop and commercialize.
In early April 2008, InterMune reported top-line results in the four dose cohorts of treatment-naïve patients in a Phase 1b multiple-ascending-dose (MAD) monotherapy trial of ITMN-191 in patients chronically infected with HCV genotype 1. ITMN-191 demonstrated significant and rapid viral kinetic activity and excellent safety and tolerability in all dosage regimens. Also in early April, InterMune announced that 13-week preclinical studies in rats and monkeys were successfully completed which were necessary before initiation of clinical studies in Phase 2 with longer treatment durations than those performed to date with ITMN-191.
In late May 2008, InterMune initiated a 14-day study of ITMN-191 in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin). The study is proceeding as planned. Top-line results from the triple combination study are anticipated to be released in the fourth quarter of 2008.

About Hepatitis C
 The hepatitis C virus (HCV) is transmitted primarily through blood or blood products. HCV chronically affects 180 million people worldwide, which makes it over four times more prevalent than HIV. It is a leading cause of cirrhosis, liver cancer and liver failure, despite the fact that many patients can be cured.
About InterMune
 InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
 This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Pegasys® and Copegus® are registered trademarks of Roche.
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